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                                                                      Exhibit 12

                        Horace Mann Educators Corporation
                Computation of Ratio of Earnings to Fixed Charges
        For the Years Ended December 31, 1999, 1998, 1997, 1996 and 1995
                              (Dollars in millions)



                                        Year Ended December 31,
                           -------------------------------------------------
                           1999        1998       1997       1996       1995
                           ------     ------     ------     ------     ------

Income from continuing
 operations before
 income taxes              $ 93.4     $116.8     $119.6     $100.6     $103.6
Interest expense              9.7        9.5        9.4       10.5       11.6
                           ------    -------     ------     ------     ------
  Earnings                 $103.1     $126.3     $129.0     $111.1     $115.2
                           ======    =======     ======     ======     ======

Fixed charges -
 interest expense          $  9.7     $  9.5     $  9.4     $ 10.5     $ 11.6

Ratio of earnings to
 fixed charges               10.6x      13.3x      13.7x      10.6x       9.9x